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                                                                   EXHIBIT 10.14

                                                                  CONFORMED COPY

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Amendment"), made and entered into this 7TH day of May, 2001 by and among MAZEL STORES, INC., an Ohio corporation (the "Company"), and PETER J. HAYES (the "Employee"), is to evidence the following agreements and understandings:

                                   WITNESSETH:
                                   ----------

         WHEREAS, the Company desires to employ Employee, and Employee wishes to accept such employment, on the terms contained herein.

         NOW, THEREFORE, the parties agree as follows:

         1. TERM. The Company hereby employs the Employee, and the Employee hereby accepts such employment, for a term commencing on May 7, 2001 (the "Effective Date") and ending on May 7, 2004, unless sooner terminated in accordance with the provisions of Sections 4, 5 or 7; provided that commencing May 7, 2003, the May 7, 2004 date (as extended hereunder) shall automatically be extended each day by one day creating a new one-year term until a date one-year after the Company or the Employee shall have given written notice to the other of non-renewal (the "TERM").

         2. DUTIES. The Employee, in his capacity as Chief Executive Officer, shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors. In his capacity as an officer of the Company, the Employee shall have the executive authority, responsibilities and duties

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typically held and executed by a Chief Executive Officer of a publicly held corporation. Without limiting the foregoing, all officers and employees and all operations and divisions of the Company shall report to Employee or his designees and the Employee shall report solely to the Board of Directors and its committees. The Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder. During the Term, the Company agrees that Employee shall also serve as a Director of the Company.

         3.       COMPENSATION.

                  3.1 SALARY. The Company shall pay the Employee during the Term a salary at the rate of Five Hundred Fifty Thousand Dollars ($550,000) per annum (the "ANNUAL SALARY"). Commencing on each anniversary of the commencement date of the Term, the Annual Salary shall be increased by an amount (if a positive number) equal to the product of (i) the Annual Salary in effect immediately prior to such date, multiplied by (ii) the percentage, if any, by which the Consumer Price Index (All Items less Shelter), Urban Wage Earners and Clerical Workers, for the Mid-Atlantic Region/Population Size A, published by the United States Government for the month preceding such date exceeds such index for the comparable month in the preceding year. The Annual Salary shall be payable in equal semi- monthly installments, less such deductions as shall be required to be withheld by applicable law and regulations.

                  3.2 ANNUAL BONUS. During the Term, the Employee shall be entitled to receive an annual bonus (the "ANNUAL BONUS") based upon the Company's pre-tax income for each fiscal year of the Company ending during the Term, commencing with the fiscal year ending February 2, 2002. Subject to the terms, conditions and limitations set forth below,

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the maximum Annual Bonus for any fiscal year shall be Two Hundred Fifty Thousand
Dollars ($250,000). The Annual Bonus shall be based on the Company's pre-tax income, calculated in accordance with generally accepted accounting principles consistently applied, to the extent such income exceeds 80% of the "TARGET AMOUNT" (as hereinafter defined) for such fiscal year; PROVIDED, HOWEVER, that the Annual Bonus for the fiscal year ending February 2, 2002 ("Fiscal 2001") shall not be less than One Hundred Thousand Dollars ($100,000). If the Company's pre-tax income for any Fiscal Year is less than the Target Amount for such Fiscal Year, the Annual Bonus shall be the amount, if any, equal to (i) (A) the percentage of the Target Amount which such pre-tax income represents, minus eighty percent (80%), divided by (B) twenty percent (20%), multiplied by (ii) $250,000. For example, if the Company's pre-tax is ninety five percent (95%) of the Target Amount for the Fiscal Year ending February 2, 2002, the Annual Bonus shall be calculated as follows:

                  (95% - 80%) X $250,000 = $187,500
                  -----------
                         20%

         If the Company's pre-tax income for any Fiscal Year is less than eighty percent (80%) of the Target Amount for such Fiscal Year, no Annual Bonus shall be payable for such Fiscal Year. For purposes of this Agreement, the term "TARGET AMOUNT" shall mean an amount to be determined by the Compensation Committee of the Board of Directors prior to the end of the first quarter of such year after consulting with the Employee. The Annual Bonus for each fiscal year shall be paid in full to the Employee as soon as practicable (but not later than thirty (30) days) after the Company's audited financial statement for such fiscal year is available to the Company. In the event Employee's employment terminates due to death,

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disability or expiration of the Term as provided in Section 1 hereof, then
Employee shall be entitled to a pro rata share of an Annual Bonus with the percentage equal to the number of full weeks of employment during the fiscal year divided by 52. No bonus shall be paid for any year during which the Employee is terminated for "cause" or the Employee voluntarily elects to terminate his employment.

                  3.3 OPTIONS. On the Effective Date of this Agreement, the Employee shall be granted a non-qualified option (the "Option") to purchase up to five hundred thousand (500,000) Common Shares of the Company at an exercise price equal to Two and 60/100 Dollars ($2.60). The Option shall expire on the tenth (10th) anniversary of the Effective Date. The Option shall vest at a rate of twenty percent (20%) per year, assuming the Employee remains an employee of the Company, commencing with the first anniversary of the Effective Date. Except as provided below, if Employee's employment is terminated, then to the extent any portion of the Option is not yet vested, such portion of the Option shall terminate on the date of termination of employment. If the employment is terminated for "Cause" as defined below or prior to the first date the Option becomes Exercisable as a result of a voluntary termination by Employee (other than for "Good Reason"), the entire Option shall terminate on the date of termination. In the event Employee's employment is terminated by the Company without "Cause" or by him with "Good Reason" (as each such term is defined below) one-half of the Options which are not then vested shall vest, unless such termination occurs after a "Change-in-Control" (as defined below) in which case all the non-vested Options shall vest. All vested Options shall terminate, unless exercised, three (3) months after the date of termination of employment, except if such termination is due to

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death in which case the vested Option shall expire one year after termination of employment. The number of Common Shares subject to the Option and the Option exercise price shall be subject to adjustment upon the occurrence of certain events set forth in Section 12 of the 1996 Stock Option Plan, as in effect as of the date of this Agreement, which Section 12 is incorporated into this Agreement by reference. In the event of a "Change in Control" (as defined below), the Compensation Committee of the Board of Directors shall have the authority and power to cause the Option to be immediately exercisable notwithstanding any vesting limitation otherwise previously imposed on such Option and to accelerate the termination date of such Option; provided that the Option shall be treated in the same manner as options granted under the Plan to other senior executive officers of the Company and further provided that in the event of a cash tender offer or a cash merger or other acquisition of the Company principally for cash that resulted in a Change in Control, the Option will immediately be exercisable in full notwithstanding any vesting limitation otherwise previously imposed on such Option. Thereafter, upon such determination, the Employee may exercise the Option (in whole or in part, whether or not such Option is by its terms fully exercisable at such time) and the Committee may authorize the acceptance of the surrender of the right to exercise such Option or any portion thereof, but in no event after the expiration of the term of the Option.

                  3.4 LETTER OF CREDIT. The Company shall secure, in part, its obligation under Sections 3.1 and 7 of this Agreement by establishing a two (2) year standby letter of credit ("SLC") in favor of Employee issued by the Company's senior institutional lender, in the form attached hereto as Exhibit A. The SLC shall be in an amount of Five Hundred Fifty


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Thousand Dollars ($550,000) and shall provide that Employee may draw upon the
SLC, on a monthly basis, upon presentation to the bank of an affidavit signed by Employee that (i) the Company has failed to make the salary or termination payment due under this Agreement and (ii) such payment is more than five (5) business days late. No draw may exceed the amount of the overdue payment. In the event the Letter of Credit is scheduled to expire prior to the end of the two year period referenced above, and the Company has failed to provide a renewal or replacement letter of credit, the Company shall cause the Letter of Credit Bank to notify Employee at least 30 days prior to the expiration date of the scheduled expiration and [The Provident Bank,] as escrow agent, shall be permitted to fully draw upon the Letter of Credit and hold such funds in escrow pursuant to the Escrow Agreement attached hereto as Exhibit B.

                  3.5 BENEFITS. The Employee shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension plans or similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that the Employee is eligible under the terms of such plans or programs. Without limiting the foregoing, the benefits include term life insurance in an amount equal to one times annual salary, up to $500,000. The Company agrees to purchase additional group term life insurance or disability insurance in the amounts determined by the Employee provided that the maximum annual aggregate premiums for such additional insurance shall not exceed $10,000. The Employee shall also be entitled to receive vacation of four (4) weeks per year. During the Term, the Employee shall be entitled to usage of an automobile of his choice


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which shall be leased by the Company, provided that the monthly lease payments thereon do not exceed Five Hundred Dollars ($500) and the Company shall be responsible for the insurance, gasoline and maintenance required for such automobile.

                  3.6 EXPENSES. The Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee during the Term in the performance of the Employee's services under this Agreement. In addition, the Company agrees to pay Employee Fifty Five Thousand Dollars ($55,000) to cover the cost of Employee and his family's move to New Jersey, which payment shall be made in two (2) installments of Twenty Seven Thousand Five Hundred Dollars ($27,500) each, th first payable on the Effective Date and the balance immediately upon completion of Employee's family move.

         4. TERMINATION UPON DEATH OR DISABILITY. If the Employee dies during the term, this Agreement shall terminate as of the date of the Employee's death. If the Employee by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12 month period, the Company shall have the right to terminate the employment of the Employee upon notice in writing to the Employee. Upon termination, the Employee (or the Employee's estate or beneficiaries in the case of the death of the Employee) shall be entitled to receive any Annual Salary and other benefits (excluding Bonus) earned and accrued under this Agreement, and reimbursement under this Agreement for expenses incurred, prior to the date of termination. No provision of this Agreement shall limit any of Employee's rights under any insurance, pension or other benefit programs of the Company for which the Employee shall be eligible at the time of such death or disability. The

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Employee (or his estate or beneficiaries in the case of the death of the
Employee) shall be entitled to a fractional share of the Annual Bonus for the year of termination, with the numerator being the number of full weeks employed by the Employee during the fiscal year and the denominator being 52. The Annual Bonus shall be payable at the same time such bonus is payable to other employees.

         5. TERMINATION FOR CAUSE. If the Employee (i) is convicted of a felony or of a crime of moral turpitude or dishonesty involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board of Directors); (ii) engages in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation or (E) embezzlement in the performance of his duties hereunder; or (iii) breaches in any material respect the terms and provisions of this Agreement and fails to cure such breach, to the extent curable, within ten days following written notice from the Company specifying such breach ("Cause"), the Company may terminate the Employee's employment hereunder on written notice given to the Employee at any time following the occurrence of any of the events described in clauses (i) and (ii) above and on written notice given to the Employee at any time not less than 30 days following the occurrence of any of the events described in clause (iii) above. Notwithstanding the foregoing, no cure period under clause (iii) above shall be required to be given by the Company for a third (3rd) or subsequent breach in any material respect of the terms and conditions of this Agreement by Employee in any twelve-month period, and notice of termination may be given at any time by the Company following such third or subsequent material breach. The Employee shall have no right to receive any compensation or benefit hereunder on and after the effective date of the notice provided in

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the preceding sentence other than Annual Salary and other benefits (other than
Bonuses) earned and accrued under this Agreement, and reimbursement under this Agreement for expenses incurred, prior to the effective date of such notice. The decision to terminate Employee for Cause must be made by a majority of the Board of Directors, including a majority of the outside, non-employee Board members, and may not be made without providing Employee the opportunity to appear before the Board, with counsel present. Nothing set forth in this Section shall preclude the Company from dismissing Employee without "Cause" as provided in
Section 7 hereof.

         6.       COVENANT OF THE EMPLOYEE.

                  6.1. COVENANT AGAINST COMPETITION. The Employee acknowledges that (i) the principal businesses of the Company and its subsidiaries and affiliates are the "Wholesale Business" (as defined below) and the "Retail Closeout Business" (as defined below) (such businesses, and any and all other businesses that, after the effective date hereof and from time to time during the Term, are engaged in by the Company or its subsidiaries and affiliates herein being collectively referred to as the "Company Business"); (ii) the value of all goodwill resulting from the operation of the Company Business should properly belong to the Company and its subsidiaries and affiliates; (iii) upon the termination of the Employee's employment, the Employee will have no right or interest to such goodwill; (iv) the covenants and agreements of the Employee in this Section 6 are necessary to preserve the value of such goodwill for the benefit of the Company and its subsidiaries and affiliates; (v) the Employee has had and will have access to Confidential Company Information (as defined below);
(vi) the Company Business is the same business in which the Employee has and will participate

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in and for which he has and will have responsibility while at the Company;
(vii) the length of the Restricted Period (as defined below) is necessary and appropriate to protect the legitimate business interests of the Company because, among other reasons, the Confidential Company Information he has had and will have access to will continue to have competitive significance throughout the Restricted Period; and (vii) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Employee covenants and agrees that:

                   (a) During the period commencing on the Effective Date and ending on the date twelve (12) months following the expiration of the Term (the "Restricted Period"), the Employee shall not in the United States of America (1) engage in the Company Business, whether as part of a division or otherwise, for the Employee's own account; (2) render any services to any person or entity (other than the Company or its subsidiaries and affiliates) engaged in such activities, whether as part of a division or otherwise; or (3) become interested in any such person or entity (other than the Company or its subsidiaries and affiliates) as a partner, officer, director, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that notwithstanding the above, the Employee may own, directly or indirectly, solely as an investment, securities of any such person or entity which are traded on any national securities exchange or Nasdaq market if the Employee (A) is not a controlling person of, or a member of a group which controls, such person or entity and (B) does not, directly or indirectly, own four percent (4%) or more of any class of securities of such person or entity.

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                   (b) During and after the Restricted Period, the Employee
         shall keep secret and retain in strictest confidence, and shall not disclose, rely on or otherwise use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its subsidiaries and affiliates, all confidential matters relating to the Company Business learned by the Employee on or after the Effective Date directly or indirectly from the Company or its subsidiaries and affiliates, including, without limitation, information with respect to (a) prospective store locations, (b) sales figures (whether per store or otherwise), (c) profit or loss figures (whether per store or otherwise), and (d) customers, clients, suppliers, sources of supply and customer lists (the "Confidential Company Information") and shall not disclose the Confidential Company Information to anyone outside of the Company or its subsidiaries and affiliates, except with the Company's express written consent and except for Confidential Company Information that (1) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee, (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or (3) was previously known by the Employee before being employed by the Company.

                   (c) During the Restricted Period, the Employee shall not, without the Company's prior written consent, directly or indirectly, knowingly solicit, recruit or encourage to leave the employment of the Company or its subsidiaries or affiliates, any employee of the Company, such subsidiaries or affiliates, or hire any employee who has left the employment of the Company, its subsidiaries or affiliates after the

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         effective date of this Agreement within one year of the termination of such employee's employment with the Company, its subsidiaries or affiliates.

                   (d) All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the Company Business or the Company and its subsidiaries and affiliates shall be the Company's property and shall be delivered to the Company at any time on request, provided such property is then possessed by the Employee and can be readily identified as such by him.

                   (e) For purposes hereof, "Wholesale Business" shall mean any business involving (i) the wholesale distribution of merchandise acquired through purchases of (A) overstocks, (B) closeouts, (C) items liquidated by a manufacturer or by a retail store, (D) merchandise available in connection with bankruptcies or other distress situations,
         (E) merchandise at or below regular price primarily as a result of the production of the merchandise occurring during periods in which the production facilities otherwise would be idle or would have underutilized capacity or (F) buybacks made by a manufacturer of a competitor's or its own merchandise, or (ii) the importing of types or categories of merchandise with respect to which, at the time the Employee terminates employment or at any time during the Term, the Company (A) transacts (or has transacted) wholesale business, or otherwise sells or purchases (or has sold or purchased) or (B) has committed to sell or purchase; provided that a business shall be deemed to be a Wholesale Business only if it has Ten Million Dollars ($10,000,000) or more in sales from activities described from clauses
         (i) and

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         (ii) in the aggregate during either of the following periods: (1) the twelve (12) most recently completed calendar months prior to the Employee's involvement with such business or (2) the Restricted Period.

                   (f) For purposes hereof, "Retail Closeout Business" shall mean any retail business (i) fifty percent (50%) or more of the inventory of which, in the aggregate, is acquired through purchase of
         (A) overstocks, (B) closeouts, (C) items liquidated by a manufacturer or by a retail store, (D) merchandise available in connection with bankruptcies or other distress situations, (E) merchandise at below regular price primarily as a result of the production of the merchandise occurring during periods in which the production facilities otherwise would be idle or would have underutilized capacity or (F) buybacks made by a manufacturer of a competitor's or its own merchandise, and (ii) which owns or operates a location within a ten
         (10) mile radius of any location owned or operated by the Company or its subsidiaries or other affiliates; provided that in no event shall the business of operating discount stores, specialty stores or deep-discount drug store businesses be considered to be a Retail Closeout Business at any particular time unless (A) the Company is engaged in such business at such time or (B) the business is part of an operation which, taking into account such business and the other aspects of the operation in the aggregate, is a Retail Closeout Business as a result of purchases of merchandise described in clauses
         (i) (A) through (i) (F).

                  6.2 RIGHTS AND REMEDIES UPON BREACH. If the Employee breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 (the "RESTRICTIVE

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COVENANTS"), the Company shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of any other rights and remedies available to the Company under law or in equity:

                  (a) The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

                  (b) The right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by him as the proximate result, i.e., actual damages, of a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Company.

         7.       OTHER TERMINATION.

                  7.1 EARLY TERMINATION. In addition to its right to terminate this Agreement for "Cause" under Section 5 hereof, the Company may terminate this Agreement at any time

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for any reason other than "Cause", or Employee may terminate his employment for
"Good Reason". In either event, the Company shall pay the Employee, in an immediate lump-sum payment, less applicable taxes, an amount equal to one times his current Annual Salary. Employee shall also be entitled to receive a pro-rata portion of the bonus for the year of termination, to be determined in accordance with Section 3.2 and paid at the same time payment is made to other Company executives. Employee's pro rata portion shall be equal to (A) a fraction the numerator of which is the number of full weeks during the fiscal year worked by Employee and the denominator of which is 52 MULTIPLIED by (B) the bonus the Employee would have received had he remained with the Company through fiscal year end. Notwithstanding the foregoing, in the event the termination occurs after a "Change-in- Control", Employee shall be entitled, in lieu of the pro rata bonus payment, an amount equal to his annual bonus had the Target Amount been achieved; such payment shall be made at the time of termination. Employee shall also be entitled to receive all benefits, including life insurance, payable under this Agreement for the duration of such twelve (12) months.

                  7.2 DEFINITIONS. (A)"CHANGE IN CONTROL" means the occurrence during the Term of any of the following events:

                  (i) the Company merges into itself, or merged or consolidated with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are

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                           directly or indirectly beneficially owned in the
                           aggregate by the former shareholders of the Company immediately prior to such transaction.

                  (ii) A person or group acting in concert within the meaning of Section 3(a)(9) or 13(3)(3) (as in effect on the date of this Agreement) of the Securities Exchange Act of 1934, becomes the beneficial owner (as defined in Rule 13d-3) of 50% or more of the voting power of the then outstanding voting securities of the Company without prior approval of the Company's Board of Directors.

         (B)      For purposes of this Agreement, "Good Reason" means

                  (i) a material adverse change in the natur or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Employee holds under this Agreement (including but not limited to assignment by the Company to the Employee of duties inconsistent with his current positions, duties, responsibilities, and status with the Company or a change of his reporting responsibilities or titles currently in effect) without the prior written consent of the Employee, which is not remedied within ten (10) calendar days after receipt by the Company of written notice from the Employee of such change; or

                  (ii) the Company fails to make any payment due Employee or to provide him with the benefits set forth under this Agreement and such failure

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                           is not remedied within ten (10) calendar days after
                           written notice to the Company from Employee of such default.


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         8.       OTHER PROVISIONS.

                  8.1 SEVERABILITY. The Employee acknowledges and agrees that
(i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  8.2 BLUE-PENCILLING. If any court determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  8.3 ENFORCEABILITY; JURISDICTIONS. The Company and the Employee intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdiction hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Employee that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such

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Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdictions being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

                  8.4 DIRECTORS & OFFICERS INSURANCE. During the Term, the Employee shall be covered by the Company's directors' and officers' insurance policy to the same extent as other officers and directors. Further, for six years following the Term, the Company, to the extent it retains in effect directors' and officers' liability insurance, shall maintain for Employee coverage for acts or omissions occurring prior to the termination of his employment.

                  8.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile or other electronic transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by electronic transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

                        (i)       If to the Company, to:

                                  Mazel Stores, Inc.
                                  31200 Aurora Road
                                  Solon, Ohio 44139
                                  Attention: President

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                         with a copy to:

                                  Robert Horne,
                                  Chairman, Compensation Committee
                                  c/o ZS Fund L.P.
                                  120 West 45th Street, Suite 2600
                                  New York, New York 10036

                         with a copy to:

                                  Marc H. Morgenstern, Esq.
                                  Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A. The Tower at Erieview, Suite 2600
                                  1301 East Ninth Street
                                  Cleveland, Ohio 44114-1824

                         (ii)     If to the Employee to:

                                  Peter J. Hayes
                                  ------------------------
                                  ------------------------

                         with a copy to:

                                  Roger Siske, Esq.
                                  Sonnenschein, Nath & Rosenthal
                                  8000 Sears Tower
                                  Chicago, Illinois 60606

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

                  8.6 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, which shall become null and void and of no further force and effect on the Effective Date.

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                  8.7 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any rights, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

                  8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law.

                  8.9 ASSIGNMENT. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee; any purported assignment by the Employee in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder.

                  8.10     INDEMNIFICATION.

                  (a) The Employee represents and warrants to the Company that the Employee's execution, delivery and performance of this Agreement does not and will

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         not violate, conflict with or constitute a default (with notice or lapse of time or both) under any written agreement or instrument to which the Employee is a party.

                  (b) Subject to the provisions of this Section 8.10, to the fullest extent permitted by law, the Company shall indemnify the Employee if he is a party or is threatened to be made a party to any legal proceeding (other than a legal proceeding against the Employee by the Company) (a "Proceeding"), threatened or pending, whether civil, criminal, administrative or investigative, by reason of his service to the Company as a director, officer, trustee, employee or agent, or service at the written request of the Company as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against the Employee's reasonable attorneys' fees and disbursements, reasonable out-of-pocket travel expenses to and from the forum of the Proceeding and judgments, fines and amounts paid in settlement in connection with the Proceeding. Such attorneys' fees and expenses shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by the Employee to repay such amounts if it is ultimately determined, as provided below, that the Employee is not entitled to indemnification hereunder. The Employee shall not settle any Proceeding without the prior written consent of the Company unless, as a condition thereof, the Company receives a full and unconditional release of all liability in respect of the Proceeding. The Employee shall provide the Company with prompt written notice of any Proceeding in respect of which he is entitled to indemnification hereunder, provided that the Employee shall

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         not lose his rights to indemnification hereunder for failure to give such notice unless the Company is prejudiced by such failure.

                  (c) The indemnification provided for in Section 8.10(b) (i) shall apply in all cases except where the Employee did not act or failed to act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or where the Employee's action or failure to act constituted gross negligence or willful misconduct, or, with respect to any criminal action or proceeding, where he did not have reasonable cause to believe his conduct was lawful (collectively, the "Standard of Care") and (ii) may be denied by the Company only if a court of competent jurisdiction determines that the Employee did not meet the Standard of Care.

                  (d) The indemnification provided by this Section shall survive termination of the Employee's employment with the Company.

                  (e) The provisions of this Section 8.10 shall not be deemed to be exclusive of any other rights to which the Employee may be entitled under applicable law or any other written agreement between the Company and the Employee.

                  8.11 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

                  8.12 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original

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but all such counterparts together shall constitute one and the same instrument.
Each counterpart may consist of two copies hereof each signed by one of the parties thereto.

                  8.13 SURVIVAL. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6.1, 6.2 and 8.10 shall survive termination of this Agreement.

                  8.14 HEADINGS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                  8.15 INTEREST; FEES AND EXPENSES. In the event the Company fails to make any payment due Employee, such defaulted amount shall bear interest, from the date due until payment is made, at a rate equal to the Company's borrowing rate under its principal revolving credit facility. Each party shall bear and be responsible for its own fees and expenses, including counsel fees, incurred in connection with the preparation, negotiation sand execution of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

                                 MAZEL STORES, INC.


                                 By: /s/ Robert A. Horne
                                     Chairman of the Compensation Committee
                                     Board of Directors

                                 /s/ Peter Hayes
                                 ----------------
                                 PETER HAYES



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